Exhibit 19.1

POLICY STATEMENT

ON

INSIDE INFORMATION AND SECURITIES TRADING

BY

NEPHROS, INC.

As of February 26, 2020

SUMMARY

This Policy Statement on Inside Information and Securities Trading (the “Policy Statement”) provides guidelines for directors, officers, employees, or other types of representatives of Nephros, Inc. and its subsidiaries (collectively, the “Company”) who may have access to material, non-public information (so-called “inside information”) about the Company and its customers, suppliers and other business partners. Inside information is information that is not available to the public, but that an investor might consider important in deciding whether to buy or sell the Company’s securities. Inside information refers to any information that has not been publicly announced or that is likely to affect the public market price for the Company’s stock. Inside information can be positive or negative, and examples include new product introductions, the addition or loss of a significant customer or supplier, a significant change in the level of business with an existing customer or supplier, and discussions of potential acquisitions or mergers.

Both federal securities laws and Company policy prohibit transactions in securities of the Company at a time when you may be in possession of inside information about the Company. In addition, you are prohibited from buying or selling the securities of a customer or supplier when you have received, though your employment or other relationship with the Company, inside information about that customer or supplier. Once inside information has been publicly announced by press release or similar means, you must not trade in the securities of the respective company, including through derivative securities, until two full business days have elapsed since the public announcement. Anyone who violates these prohibitions may face criminal and civil penalties and disciplinary action by the Company.

The prohibitions described in this Policy Statement also apply to members of your household and all others whose transactions may be attributable to you. This means that you should be careful not to disclose inside information to anyone outside the Company or anyone inside the Company without a need to know. You may face disciplinary action, as well as criminal and civil liability for aiding and abetting insider training, if you disclose inside information to another person and that person trades in the Company’s securities based on the information you provided. Any questions from brokers, securities analysts, or the media regarding the Company, its customers, suppliers, or other business partners, should be directed to the Compliance Officer.

For further information and guidance, please refer to the entire Policy Statement set forth below or contact the Compliance Officer.

1.	The Need for a Policy Statement.

The Company’s stock is publicly traded; therefore, the Company is required to take active steps to prevent violations of insider trading laws by its directors, officers, employees, and certain other representatives. The Securities and Exchange Commission (the “SEC”) and the U.S. Justice Department have significant enforcement authority to prevent insider trading. This includes the ability to impose substantial civil and criminal penalties on persons who effect trades while in possession of inside information, as well as on companies and other “controlling persons,” such as directors, for violations by company personnel or other representatives.

The Company is adopting this Policy Statement to promote compliance with federal, state, and foreign securities laws and to protect the Company and its employees from criminal and civil liability. Adherence to this Policy Statement will help avoid even the appearance of improper conduct on the part of anyone employed by or closely associated with the Company. We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

2.	Persons Covered.

This Policy Statement applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors (the “Board”) and all employees of the Company and its subsidiaries (because anyone with non-public information is considered an “insider”).

The very same restrictions apply to family members and other individuals who live in your household (“Family Members”) and any person or entity, including corporations, partnerships or trusts, whose transactions are directed by you or are subject to your influence or control (“Controlled Entities”). Transactions by these persons or entities should be treated for the purposes of this Policy Statement and applicable securities law as if they were for your own account. You are responsible for the transactions of Family Members and Controlled Entities and therefore should make them aware of the need to confer with you before trading in securities.

This Policy Statement does not apply to personal securities transactions of other individuals where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

The Company may also determine that other persons should be subject to this Policy Statement, such as consultants or independent contractors who have access to material, non-public information.

Directors and executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain other employees and consultants of the Company and its subsidiaries with access to material, non-public information are subject to additional restrictions. As indicated below, these “Designated Persons” are prohibited from trading in the Company’s securities during quarterly blackout periods and certain event-specific blackouts. These individuals must also pre-clear all transactions in the Company’s securities. Individuals subject to these additional restrictions are listed in Appendix A.

3.	Administration of this Policy.

The Company has appointed the Chief Financial Officer as the “Compliance Officer” for this Policy Statement. The Compliance Officer assists with implementing this Policy Statement, circulates this Policy Statement to all employees, ensures that the Policy Statement is amended as necessary to remain up-to-date with insider trading laws, provides pre-approval of transactions for Designated Persons, and answers questions relating to this Policy Statement.

4.	The Consequences of Non-Compliance.

The consequences of insider trading violations can be severe:

Individuals who trade on inside information (or tip information to others) may potentially face:

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine of up to five million dollars (no matter how small the profit); and
●	A jail term of up to twenty years.

A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading may face:

●	A civil penalty of the greater of one million dollars or three times the profit gained or loss avoided as a result of the individual’s violation; and
●	A criminal penalty of up to twenty-five million dollars.

Directors, officers, and other supervisory personnel may also face personal liability for civil claims if they fail to take appropriate steps to prevent insider trading.

In addition, any person who violates this Policy Statement faces discipline from the Company, up to dismissal or removal for cause. Any of the above consequences, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

5.	Our Policy.

No director, officer, or employee (or any other person designated by this Policy Statement or by the Compliance Officer as subject to this Policy Statement) may purchase or sell a Company security, whether or not issued by the Company, while in possession of material, non-public information about the Company.

No person subject to this Policy Statement who knows of any material, non-public information about the Company may communicate it to any person within the Company whose job does not require that information or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and consulting firms.

No person subject to this Policy Statement may “tip” or recommend securities while in possession of material, non-public information. This practice of “tipping” violates securities laws and can result in the same civil and criminal penalties as insider trading, even though you did not trade or gain any benefit from the other person’s actions.

No person subject to this Policy Statement who, in the course of working for the Company, learns of material, non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until two full business days after the information becomes public or is no longer material.

5.1.	Material Information.

Material information is any information (either positive or negative) that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, material information is any information that could reasonably be expected to affect the price of securities.

Common examples of information regarded as material include, but are not limited to:

●	The Company’s financial results;
●	Projections of future earnings or losses;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	News of a pending or proposed merger, acquisition or tender offer;
●	News of a significant acquisition or disposition of assets;
●	News of a pending or proposed joint venture;
●	Company restructuring;
●	Significant related party transactions;
●	Changes in dividend policies, the declaration of a securities split, or the offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	Changes in management;
●	Impending bankruptcy or financial liquidity problems;
●	The gain or loss of a substantial customer or supplier or a substantial change in business with a customer or supplier;
●	New product or service announcements;
●	Significant product defect or modification; and
●	Significant litigation exposure due to actual or threatened litigation.

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any securities transaction you should carefully consider how regulators and others might view your transaction.

If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s customers, suppliers or other business partners (e.g., from the media, securities brokers or securities analysts) should be referred to the Compliance Officer.

5.2.	When Information is Considered Public.

Non-public information is information that has not been widely disseminated to the public. In general, information may be considered widely disseminated if it has been disclosed through newswire services or public disclosure documents filed with the SEC. Information available only to Company employees, or a select group of analysts, brokers, and institutional investors, is not considered widely disseminated. Additionally, for information to be considered “public” investors must also have been given sufficient time to absorb the information and act upon it.

When information is released, it is still considered non-public until two full business days have elapsed. Therefore, if the Company were to make an announcement on a Monday, you should not trade in Company securities until Thursday, assuming you are not aware of other material, non-public information at that time. If the Company makes an announcement after trading begins on Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday, assuming you do not have other inside information, and provided that such trades occur in accordance with the terms of this Policy Statement.

5.3.	Transactions Covered.

This Policy Statement applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

This Policy Statement also applies to trading securities of other companies about which you have obtained non-public information in the course of your employment, such as customers or suppliers of the Company or those with which the Company may be negotiating major transactions. Information that is not material to the Company may nevertheless be material to those entities.

5.4.	Exceptions.

You may be required from time to time to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the inside information and even though you believe that you may suffer an economic loss or forego anticipated profit by waiting. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct, and to avoid an inquiry regarding civil and criminal liability for trading on inside information.

Accordingly, the following are the only exceptions to this Policy Statement:

5.4.1.	Transactions Under Company Plans.

401(k) Plan. This Policy Statement does not apply to your receipt of Company stock in connection with stock matching contributions that may occur pursuant to the Company’s 401(k) Plan. However, if such stock matching contributions occur, this Policy Statement would apply to certain elections you may make under the 401(k) Plan, including, if applicable: (a) an election to increase or decrease the percentage of your 401(k) Plan stock matching contribution by the Company that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Stock Option Exercises. This Policy Statement does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a net exercise or tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy the exercise price for the option or tax withholding requirements. This Policy Statement does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

With respect to Designated Persons, the additional procedures described in Section 7 also apply to open market sales of shares acquired through the exercise of any options, including broker-assisted cashless exercises and any other method of exercise that involves the open market sale of Company securities. Furthermore, stock option exercises are subject to the terms of the Company’s governing stock option and incentive plans and any agreements entered into between the Company and the holders of such options.

Restricted Stock Awards. This Policy Statement does not apply to the vesting or lapse of risk of forfeiture of restricted stock units or restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon such events. This Policy Statement, including, as applicable, the additional procedures described in Section 7, does apply to any market sale of restricted stock.

Employee Stock Purchase Plan. This Policy Statement does not apply to purchases of Company securities in any employee stock purchase plan adopted by the Company resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy Statement also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, if any, if you elected to participate by lump sum payment at the beginning of the applicable enrollment period.

This Policy Statement applies to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan. With respect to Designated Persons, the additional procedures described in Section 7 apply to: (a) the initial election to make such contributions; (b) any subsequent modifications to increase or decrease the percentage of contributions made during each pay period; and (c) the termination of contributions.

Dividend Reinvestment Plan. This Policy Statement does not apply to purchases of Company securities under any dividend reinvestment plan where the purchase results from your reinvestment of dividends paid on Company securities. This Policy Statement, including the additional procedures described in Section 7, does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy Statement also applies to your sale of any Company securities purchased pursuant to the plan.

Other Similar Transactions. Purchases of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy Statement.

Rule 10b5-1 Plans. This Policy Statement does not apply to transactions executed pursuant to a contract, instruction or plan that satisfies Rule 10b5-1, so long as the underlying contract, instruction or plan itself complies with the requirements, including, if applicable, the additional procedures described in Section 7, set forth in this Policy Statement. See Section 8 for more details.

5.4.2.	Transactions Not Involving a Purchase or Sale.

Mutual Funds. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy Statement.

Gifts. Gifts are not transactions subject to this Policy Statement, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the person making the gift is aware of material, non-public information or if the person making the gift is a Designated Person and sales by the recipient of the Company securities will occur during a Blackout Period. Designated Persons must ask and get a written statement from the recipient that the securities will not be sold to a third party except in compliance with this Policy Statement. Additionally, individuals who are subject to Rule 144 must also aggregate donee sales when calculating volume.

5.5.	Online Activities.

Other than at the direction of an officer of the Company, or, with respect to executive officers and directors, upon formal or informal authorization of the Board, persons subject to this Policy Statement must not participate in Internet discussion groups, message boards or chat rooms with respect to the Company, including the Company’s business, technology, financial projections and stock performance, or to disclose information about the Company, its customers, suppliers and other business partners on social media websites, in blogs, or in any other online setting. This restriction is in addition to and not a substitute for other Company policies regarding online activities.

5.6.	Dealing with Rumors.

In general, the Company will not comment on rumors about its business affairs, its products and services, or its stock price. Occasionally, a rumor about the Company may begin to affect the market price of the Company’s securities. In such cases, the Company, in consultation with legal counsel, will promptly assess the nature and significance of the rumor, and may publicly dispel or confirm the rumor. Directors, officers, employees and other persons subject to this Policy Statement who become aware of a rumor that seems likely to affect the market price of the Company’s securities should promptly inform the Company’s Compliance Officer. In addition, various securities laws prohibit the circulation of rumors where the underlying intent is to manipulate the price of publicly traded securities. You should always refrain from conveying rumors about the Company to anyone.

6.	Additional Discouraged and Prohibited Transactions.

In order to avoid even the appearance of the use of inside information and to discourage short-term or speculative transactions involving Company securities, this Policy Statement strongly discourages, and in some cases prohibits, persons subject to this Policy Statement from engaging in any of the following activities with respect to Company securities:

Short-Term Trading. The Company encourages you to hold Company securities purchased in the open market for a minimum of six months and ideally longer. Executives and directors must hold securities for at least six months after purchase pursuant to Section 16(b) of the Exchange Act.

This restriction does not apply to Company stock that you acquire upon exercise of an option, provided that the stock is registered with the SEC on a Form S-8, you do not have inside information at the time of sale, and, if you are an officer, director or “affiliate” (as defined under the Securities Act of 1933, as amended), you observe additional restrictions under Rule 144 and the additional procedures described in Section 7 of this Policy Statement.

Short Sales. Short sales of Company securities are prohibited. A short sale may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce a seller’s incentive to seek to improve the Company’s performance.

Publicly Traded Options. Persons subject to this Policy Statement are prohibited from buying and selling “puts” and “calls” on Company securities.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, persons subject to this Policy Statement are prohibited from engaging in hedging or monetization transactions.

Margin Accounts. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Standing Orders. The Company discourages placing standing or limit orders on Company securities (except standing or limit orders under Rule 10b5-1 Plans adopted in accordance with the terms of this Policy Statement). Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material, non-public information. If a person subject to this Policy Statement determines that they must use a standing order or limit order, the order should be used only for a brief period of time and should otherwise comply with the restrictions and procedures in this Policy Statement.

7.	Additional Procedures.

The additional procedures described below apply only to Designated Persons.

7.1.	Blackout Period.

The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s securities (other than as specified by this Policy Statement), during a “Blackout Period” beginning on the sixteenth day of the third calendar month of any fiscal quarter and ending after two full business days have elapsed following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company securities during the “Trading Window” beginning after two full business days have elapsed following the public release of the Company’s quarterly earnings and ending on the fifteenth day of the third calendar month of the next fiscal quarter.

In connection with all trades, regardless of date, it is always illegal to trade on inside information.

7.2.	Event-Specific Blackout Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and non-public, Designated Persons may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, Designated Persons should refrain from trading in Company securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may, but is not required to, notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific blackout period or extension of a blackout period will not be announced to the Company as a whole and should not be communicated to any other person.

In the event a Designated Person requests pre-clearance during an event-specific blackout, the person will be informed of the existence of a blackout period, but not the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Even if the Company has not declared an event-specific blackout, no Designated Person should trade while aware of inside information. Exceptions will not be granted during an event-specific blackout period.

7.3.	Pre-Clearance.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where a person engages in a trade while unaware of a pending major development), Designated Persons, together with their Family Members or Controlled Entities, that contemplate in engaging in any transaction in Company securities to which this Policy Statement applies, must notify the Compliance Officer at least two business days in advance of the proposed transaction.

Before making a pre-clearance request, you should carefully consider whether you may be aware of any material, non-public information about the Company and should describe this in detail in the request. You should indicate whether you have effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale.

The Compliance Officer is under no obligation to permit a transaction submitted for pre-clearance and may determine not to permit the transaction. If permission to engage in the transaction is denied, you should not initiate any transaction in Company securities, nor should you inform others of the restriction. If permitted, clearance is good for two business days, or the beginning of the next scheduled Blackout Period, unless otherwise notified.

Pre-clearance by the Company is not legal advice, and the Company is in no way acknowledging that you do not have material, non-public information.

8.	Rule 10b5-1 Trading Arrangements.

Notwithstanding the restrictions set forth elsewhere in this Policy Statement, transactions that satisfy the following criteria will not be prohibited:

1.	Purchases or sales that occur pursuant to any of the following:

a.	a binding contract to purchase or sell the security;
b.	instructions to another person to purchase or sell the security for the instructing person’s account; or
c.	a written plan for trading securities;

which is delivered in writing to the Company’s Compliance Officer, provided the person proposing such contract, instruction or plan is not then aware of any material, non-public information concerning the Company and the first transaction pursuant to the contract, instruction or plan does not take place until at least 30 calendar days after delivery to the Company’s Compliance Officer or such officer’s designee. In addition, if the person proposing such contract, instruction or plan is a director or officer of the Company or otherwise subject to the Blackout Period set forth in this Policy Statement, the contract, instruction or plan must be approved by the Company’s Compliance Officer and such contract, instruction or plan must be adopted during a Trading Window. If the Company’s Compliance Officer proposes entering into a contract, instruction or plan, the contract, instruction or plan must be approved by the Company’s Chief Executive Officer, or, if the Company’s Compliance Office is the Chief Executive Officer, by the Chairman of the Board.

2.	In addition, the contract, instruction or plan referenced in paragraph 1 above must comply with at least one of the following:

a.	The contract, instruction or plan specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold;
b.	The contract, instruction or plan includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or
c.	The contract, instruction or plan does not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan did exercise such influence must not have been aware of any material, non-public information of the Company when doing so.

For purposes of the foregoing paragraphs 1 and 2, the following definitions shall apply:

a.	“Amount” means either a specified number of shares or other securities or a specified dollar value of securities.
b.	“Price” means the market price on a particular date or a limited price, or a particular dollar price.
c.	“Date” means, in the case of a market order, the specific day of the year on which the order is to be executed (or as soon thereafter is as practicable under ordinary principles of best execution), or in the case of a limit order, a day of the year on which the limit order is enforced.

Persons who adopt a contract, instruction or plan pursuant to the criteria set forth above may not thereafter deviate from the plan or engage in any corresponding or hedging transaction or positions. Amendments to or terminations of the contract, instruction or plan are permitted, provided that at the time of such amendment or termination the person undertaking the amendment or termination does not have any material, non-public information regarding the Company, and provided that the first transaction pursuant to the amended contract, instruction or plan does not occur (or, in the case of a terminated plan, is not scheduled to occur) until at least 30 calendar days after providing the notice required by paragraph 1 above. In addition, if the person undertaking the amendment or termination is a director or officer of the Company or otherwise subject to the Blackout Period provisions of this Policy Statement, such amendment or termination must occur during a Trading Window. Each person will remain responsible for complying with Rule 144 provisions, if applicable.

The Company may choose to publicly announce any contract, instruction or plan adopted pursuant to Rule 10b5-1. Such public disclosure may be included in the Company’s proxy statement or press releases, on the Company’s website, or through a current or periodic report filed with the SEC.

9.	Post-Termination Transactions.

This Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company. If you are in possession of material, non-public information when your service terminates, you may not trade in Company securities until that information has become public, pursuant to a delay as described in “When Information is Public,” or is no longer material.

The pre-clearance procedures discussed above will cease to apply to your Company securities upon the expiration of any Blackout Period or any other Company-imposed trading restrictions that were in place at the time of your termination of service.

10.	Certification.

Directors, officers, employees and other Company representatives may be required on a periodic basis to certify their understanding of and intent to comply with this Policy Statement. Designated Persons may be required on a periodic basis to provide an additional acknowledgement regarding the Blackout Period and pre-clearance notification provisions of this Policy Statement.

11.	Company Assistance.

Any person who has any general questions about this Policy Statement or questions about specific transactions should contact the Compliance Officer. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. In this regard, you must use your best judgment.

APPENDIX A

TO

POLICY STATEMENT

ON

INSIDE INFORMATION AND SECURITIES TRADING

BY

NEPHROS, INC.

DESIGNATED PERSONS

The following classes of persons, along with their family members and other members of their household, are “Designated Persons” for the purpose of the Policy Statement on Inside Information and Securities Trading by Nephros, Inc. Nephros, Inc. (the “Company”) may amend this Appendix from time to time as it deems necessary.

1.	All members of the Board of Directors of the Company and any nominee to the Board of Directors of the Company whose election is pending approval by the Company’s stockholders.
2.	All employees of the Company.
3.	Any more-than-10% stockholder of the Company.
4.	Other individuals as notified from time to time by the Compliance Officer.